EXHIBIT 2.1

                RESTATED FINANCING AGREEMENT AND LETTER OF INTENT

This Restated Financing Agreement and Letter of Intent ( Letter ) sets forth the terms of an agreement by and among Celebrity Entertainment, Inc., a Delaware corporation ( CEI or the Company ), TeleMatrix, Inc. of Connecticut., a Connecticut corporation ( TMX ), the Mike Herman Group ( MHG ) and, with regard to certain provisions, James J. McNamara and J. William Metzger. This Letter supersedes two prior documents among the parties, namely that certain Financing Agreement and Letter of Intent dated June 8, 1995 and that certain $200,000 Convertible Promissory Note And Stock Purchase And Sale Agreement dated May 26, 1995.

1.    REFERENCE TO PROMISSORY NOTE.

Attached hereto as Exhibit A is a Promissory Note from CEI to TMX in the principal amount of $200,000 (the "Note").

      a) The conversion privilege evidenced in the Note is hereby declared null and void. All other terms and conditions of the Note remain unchanged and in effect.

      b) Until such time as the Note is fully paid, CEI shall be entitled to and required to make payments toward principal and interest on the Note in the amount of 25% of net proceeds of any equity funding received by CEI after June 30, 1995, from time to time, until such time as MHG has completed its undertaking set forth in the last sentence of section 3 hereof, after which time CEI shall be entitled to and required to make payments toward principal and interest on the Note on a pro rata basis with payments made by CEI toward other then-current material obligations.

2.    STOCK PURCHASE AND SALE AGREEMENT.

On or before June 30, 1995, TMX or MHG shall cause a third party to pay to the Company the sum of $100,000 for the purchase of 1,000,000 common shares of the Company. Immediately upon receipt of good funds in the amount of $100,000, the Company will cause its transfer agent to deliver to such third party 1,000,000 of the Company s common shares pursuant to the letter of instruction attached hereto as Exhibit B.

3.    ADDITIONAL FUNDING.

MHG and TMX hereby offer to purchase 4,000,000 shares of the Company s common stock for $0.10 per share and 475,000 shares of the Company's Class A Convertible 8% Preferred Stock for $0.21 per share, payment to be made by way of a promissory note in the form attached hereto as Exhibit C and secured as evidenced in an Escrow and Security Agreement in the form attached hereto as Exhibit D. MHG further hereby undertakes to use best efforts to cause the Company to raise not less than $100,000 in equity or other funding on or before August 1, 1995, and not less than an additional $300,000 in equity or other funding on or before August 31, 1995.

4.    USE OF PROCEEDS.

As of the date hereof, TMX and MHG acknowledge that CEI has provided sufficient representation that CEI s creditors, including corporate and previously-owned subsidiary obligations, will be satisfied by the reconciliation plan to be (i) implemented and managed by CEI management and (ii) funded by loans and/or stock purchases made by TMX and MHG, according to a schedule and budget provided to TMX and MHG by CEI. Said funds will be used by CEI for (i) implementing the budget and schedule of the debt reconciliation plan, (ii) funding resort maintenance and improvements, and (iii) providing working capital and corporate support. CEI will continue to manage the operations of the Company in such a manner as to maximize the use of cash proceeds for the highest and best use for the benefit of the Company and its shareholders and, in respect of such continuing representation, CEI will notify TMX and MHG of any payments being made.

5.    STOCK PURCHASE OPTIONS.

      a) On the date that $200,000 is made available to the Company in cleared funds pursuant to Paragraph 1 above, TMX or its nominee will be granted an option to purchase an additional 2,000,000 shares of the Company s common stock in a private placement at $0.10 per share (the TMX Option ), and the TMX Option will expire three years from the date of grant.

      b) Upon the completion of the raising of not less than $400,000 in equity funding by the Company on or before August 31, 1995, as referred to in
Section 3 above, the Company shall grant to MHG or its nominee, in such respective amounts as MHG may request, an option to purchase an additional 3,000,000 shares of the Company s common stock in a private placement at $0.10 per share, which option shall expire three (3) years from the date of grant (the "MHG Option"). This option is in addition to the TMX Option referred to in
Section 5(a) above. The Parties acknowledge that, should a business combination of TMX or another entity owned or controlled by TMX and/or MHG with the Company be effectuated, 500,000 of such MHG options, valued as of the date of issuance, shall be deemed partial, prepaid consideration for such combination.

6.    MERGER;  90-DAY NEGOTIATION PERIOD.

A 90-day period of negotiation and due diligence will commence upon the signing hereof (the 90 Day Period ) in order to achieve a business combination of CEI and TMX, or such other entity(s) that TMX or MHG may propose for such combination. The 90 Day Period may be extended by mutual agreement.

7.    REVERSE STOCK SPLIT;  PROXY STATEMENT / REGISTRATION  STATEMENT.

It is contemplated that, subsequent to the issuance of the totality of common shares issued pursuant to the financing(s) described in Paragraphs 1, 2, 3 and 5 above, a reverse split of the Company s then outstanding common shares will be effected such that the outstanding common shares of the Company will approximate 2,000,000. The number of common shares resulting from such reverse stock split will be determined, in part, by the judgment of CEI management as to the number of shares necessary to maintain minimum trading requirements for the Company s Nasdaq listing. It is further contemplated that any business combination, as contemplated in Paragraph 6 above, may require approval of a majority of the shareholders of the Company through the mechanism of a proxy statement coupled with a registration statement. It is contemplated that such registration statement will, in part, register the additional shares issued or contemplated to be issued pursuant to this Letter.

8.    CHANGE IN CONTROL AND BOARD REPRESENTATION.

In the event the entire funding referred to in Section 3 above is obtained, then on the date of completion of such funding, the Board of Directors shall increase the number of seats comprising the Board to five (5), and shall appoint to fill the resultant vacancies two nominees of Michael D. Herman, in which event the President shall resign from the Board on December 31, 1995 and the Executive Vice-President shall resign from the Board on March 31, 1996.

9.    MANAGEMENT RECONCILIATION.

CEI's President and Executive Vice President (collectively the Managers ), as of the date hereof, have interests in salary, benefits and stock ownership of the Company (the "Management Interests"). In complete fulfillment of the Management Interests, CEI, the Managers and TMX and MHG agree to the following:

      a) In exchange for all salary and benefits due pursuant to the Managers employment agreements, and also in exchange for all currently outstanding stock options held by the Managers, which the parties agree are hereby cancelled and deemed void, CEI will grant the Managers an option (the "Managers' Option") to purchase 500,000 of the Company s common shares at $0.10 per share; a second option to purchase 500,000 of the Company's common shares at $0.10 per share; and an option to purchase 500,000 of the Company's common shares at $0.50 per share, which latter two options shall expire three (3) years from the date of grant.

      b) In exchange for all loans advanced by the Managers to the Company since January 1, 1995:

            (i) The Managers will exercise the Managers' Option by offsetting $50,000 from the amounts due to the Managers in respect of said loans and issuing 500,000 common shares to the Managers, such shares to enjoy the most favored nations provisions of any other stock issued pursuant to this Agreement, and

       (ii) All remaining amounts loaned (currently approximately $40,000) will be paid to the Managers in the amount of 10% of net proceeds of any equity funding received by CEI after May 26, 1995, from time to time. Any balance remaining unpaid from the amounts loaned referenced herein shall be paid from the proceeds of the sale of all or any portion of the resort property owned by the company, which payment shall be second in priority only to the payment of the first mortgage.

      c)    [deleted].

      d) The Managers will continue to serve as managers of the Company s operations until replaced by action of the Board, such action to occur on a date no earlier than September 1, 1995 and, in respect of such management services, the Managers will continue to receive 33-1/3% of the compensation based on their employment agreements until their management services shall terminate.

10.   MUTUAL CONSULTATION.

TMX & MHG and CEI agree to consult with one another prior to the issuance of any press release or other notification to members of the investing public. CEI hereby agrees to participate in additional equity funding on a schedule and by such terms as are mutually agreeable between CEI and TMX & MHG.

11.   RESPONSIBILITY FOR COSTS.
TMX & MHG and CEI acknowledge that each shall be responsible for its own expenses in connection with the negotiation of definitive agreements and neither TMX & MHG nor CEI shall be liable to the other in the event such agreements are not executed.

12.   BINDING PROVISIONS.
It is understood by all parties undersigned hereto that all Paragraphs except Paragraph 6 of this Letter are legally binding in all respects.

13.   NON-BINDING AND TERMINATION PROVISIONS.
It is understood by all parties undersigned hereto that Paragraph 6 of this Letter is a statement of intent and while the parties hereto agree in principal to the contents thereof and propose to proceed promptly and in good faith to work out the arrangements with respect thereto and contemplated therein, any legal obligations between or among the parties will be only as set forth in a duly negotiated and executed agreement. The provisions of Paragraph 6 of this Letter may be terminated by either TMX and MHG or CEI upon written notice to the other and upon such termination neither party shall be liable to the other on account thereof.

14.   VENUE.
This Letter shall be governed by and construed in accordance with the laws of the state of Delaware.

Signed and agreed as of this 30th day of June, 1995.

CELEBRITY                                 TELEMATRIX  INC.
ENTERTAINMENT,  INC.                      OF  CONNECTICUT
By:/s/J. William Metzger                  By: /s/David J. Critchfield
Its: Exec. V.P.                           Its: Treasurer

By: /s/James J. McNamara                  MIKE HERMAN GROUP
Its:President                             By:Michael D. Herman
                                          Its:Partner

Signed personally with respect solely to the terms of the management reconciliation as evidenced in Paragraph 9 hereof:

/s/JAMES J. McNAMARA                      /s/J. WILLIAM METZGER